Exhibit 5.1

Kenneth L. Guernsey

+1 415 693 2091

kguernsey@cooley.com

June 8, 2021

Nuvation Bio Inc.

1500 Broadway, Suite 1401

New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to Nuvation Bio Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 65,006,377 shares (the “Plan Shares”) of the Company’s Class A Common Stock, par value $0.0001 per share (“Common Stock”), consisting of (a) 9,571,976 shares of Common Stock issuable pursuant to the Company’s 2019 Equity Incentive Plan (the “2019 Plan”), (b) 50,684,047 shares of Common Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”),and (c) 4,750,354 shares of Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (together with the 2019 Plan and 2021 Plan, the “Plans”) and (ii) 99,027 shares (the “Stockholder Shares”) of Common Stock issued upon the exercise of options granted under the 2019 Plan to a former employee of the Company.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plans, (d) the option agreement and other equity award grant documents under the 2019 Plan related to the Stockholder Shares, and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Plan Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full) and that (ii) the Stockholder Shares are validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP  3 Embarcadero Center  20th Floor  San Francisco, CA  94111-4004

t: (415) 693-2000 f: (415) 693-2222  cooley.com

June 8, 2021

Page Two

Sincerely,

COOLEY LLP

By:	/s/ Kenneth L. Guernsey
Kenneth L. Guernsey

Cooley LLP  3 Embarcadero Center  20th Floor  San Francisco, CA  94111-4004

t: (415) 693-2000 f: (415) 693-2222  cooley.com